Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Mercury Computer Systems, Inc.:

We consent to the use of our reports dated September 7, 2007, with respect to the consolidated balance sheets of Mercury Computer Systems, Inc. and subsidiaries as of June 30, 2007 and 2006, and the related consolidated statements of operations, shareholders’ equity and comprehensive (loss) income, and cash flows for each of the years in the two-year period ended June 30, 2007, and the related consolidated financial statement schedule, and the effectiveness of internal control over financial reporting as of June 30, 2007, which reports appear in the annual report on Form 10-K of Mercury Computer Systems, Inc. dated September 7, 2007. Both reports are incorporated herein by reference.

Our report dated September 7, 2007 on the effectiveness of internal control over financial reporting as of June 30, 2007, expresses our opinion that Mercury Computer Systems, Inc. did not maintain effective internal control over financial reporting as of June 30, 2007 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states: A material weakness related to accounting for income taxes has been identified and included in management’s assessment.

/s/ KPMG LLP

Boston, Massachusetts

February 4, 2008